Exhibit 10(viii)
PARTICIPATION AGREEMENT
     This Participation Agreement (this “Agreement”) is entered into effective as of August 1, 2005 (the “Effective Date”), by and between North Finn LLC, a Wyoming limited liability company (“North Finn”), with a mailing address of 950 Stafford, Casper, Wyoming 82609-3205, and American Oil & Gas, Inc., a Nevada corporation (“AOG”), with a mailing address of 1050 – 17th Street, Suite 1850, Denver, Colorado 80265. North Finn and AOG may be referred to individually herein as a “Party” and collectively as the “Parties”.
RECITALS
     A. North Finn and AOG own oil and gas working interests (25% and 75%, respectively) in the Project Lands defined below.
     B. AOG has agreed to fund 60% of North Finn’s share of the costs to develop the Project Lands and may earn or acquire additional working interests therein by drilling oil and gas wells thereon subject to the terms and conditions of this Agreement.
     NOW THEREFORE, the Parties agree as follows:
ARTICLE 1
PROJECT LANDS
     The lands in which AOG may earn or acquire additional working interests pursuant to this Agreement (herein referred to collectively as the “Project Lands”) shall be the lands included in the Projects described on Exhibit “A” attached hereto.
ARTICLE 2
CONSIDERATION
     Promptly following the Parties’ execution of this Agreement, AOG shall pay North Finn, via federal funds transfer to an account designated by North Finn, Five Hundred Thirty-Five Thousand Dollars ($535,000.00) as cash consideration for North Finn entering into this Agreement. Such payment shall be non-refundable in all circumstances.
ARTICLE 3
PROJECT COSTS
     During the Term of this Agreement (as defined in Article 4), AOG shall pay for ninety percent (90%) of all of the costs and expenses pertaining to the Project Lands (collectively, the “Project Costs”) (i.e., the costs attributable to its 75% working interest in the Project Lands and 60% of the costs attributable to North Finn’s 25% working interest in the Project Lands, proportionately reduced if the Parties own less than 100% of the leasehold mineral interest in the Project Lands), including, but not limited to, lease bonuses, delay rentals, royalties, overriding royalties, geophysical and geological costs, engineering costs, permitting costs, lease acquisition costs and the costs to drill Test Wells referred to in Article 5.
ARTICLE 4
TERM OF THE AGREEMENT
     This Agreement shall have a term of seven (7) years, commencing on the Effective Date and terminating July 31, 2012 (the “Term”).
ARTICLE 5
TEST WELLS
     During the Term of this Agreement, AOG shall have the right, but not the obligation, to drill test wells (each, a “Test Well”) at lawful locations of AOG’s choice on the Project Lands. Such Test Wells shall be drilled pursuant to the Operating Agreement referred to in Article 10 hereof. For each Test Well AOG drills hereunder in which North Finn participates, AOG shall pay for ninety percent (90%) of the Parties’ share of the costs to drill such Test Well, including, without limitation, the costs to acquire any additional acreage needed to drill such Test Well, costs for title examination and curative, surface damage payments, site preparation, permitting fees, insurance, drilling, testing, casing, logging, completing, recompleting, reworking, storing, sidetracking, plugging back, making production ready for market and all other Project Costs associated with such Test Well or the production of hydrocarbons therefrom. If North Finn elects to non-consent such proposed operation under the Operating Agreement, AOG shall pay one hundred percent (100%) of the Parties’ share of the costs to drill such Test Well and shall earn one hundred percent (100%) of North Finn’s interest in the drillsite spacing unit and in the offset locations referred to in Article 6 hereof.
ARTICLE 6
EARNING
     Subject to Article 5 hereof, for each Test Well AOG drills on the Project Lands, AOG will earn sixty percent (60%) of North Finn’s working interest (i.e., 60% of 25%, proportionately reduced) in the drillsite spacing unit established for such Test Well (or, if there is no drillsite spacing unit established, in the 640 acre governmental section in which such Test Well is drilled) and in the proceeds of production from such Test Well and sixty percent (60%) of North Finn’s working interest in the drillsite spacing units offsetting such Test Well, i.e., in the contiguous drillsite spacing units to the north, south, east and west of the drillsite spacing unit in which such Test Well was drilled.

ARTICLE 7
RIGHT TO SHARE IN PROCEEDS
     During the Term of the Agreement, AOG shall be entitled to receive ninety percent (90%) and North Finn shall be entitled to receive ten percent (10%) of the proceeds from the sale of any of the Subject Lands or of any well or facility located on the Subject Lands.
ARTICLE 8
NORTH FINN OPTION
     During the Term of this Agreement, North Finn shall have the option (the “North Finn Option”) to exchange sixty percent (60%) of North Finn’s interest in the Project Lands in which AOG has not yet earned an interest under this Agreement for 2,900,000 shares of AOG’s $.001 Par Value Common Stock (“Common Stock”). North Finn may exercise such North Finn Option at any time during such Term. The date on which such exchange or the exchange referred to in Article 7 hereof occurs is herein referred to as the Share Exchange Date. If North Finn wishes to exercise such North Finn Option, it shall provide AOG with written notice of such exercise, and the proposed Share Exchange Date, which shall not be less than thirty (30) days after the notice date. If North Finn exercises its option prior to the fifth anniversary of the Effective Date, the shares of AOG’s Common Stock acquired by North Finn under this Article 8 shall not be registered under the federal securities laws and certificates representing such shares may contain such legends and transfer restrictions as AOG shall deem reasonably necessary or appropriate; provided, however, that notwithstanding the foregoing, if there is a change in control of the ownership or the management of AOG or if there is a sale of substantially all of the common assets of AOG, AOG shall cause the shares of AOG’s Common Stock held by North Finn to be registered under federal and state securities laws. If North Finn exercises its option on or after the fifth anniversary of the Effective Date but before the end of the Term of this Agreement, AOG shall cause the shares of AOG’s Common Stock acquired by North Finn through such exercise to be registered under the federal and state securities laws.
ARTICLE 9
AOG OPTION
     During the period commencing on the fifth anniversary of the Effective Date and terminating at the end of the Term, AOG shall have the option (the “AOG Option”) to exchange 2,900,000 shares of AOG’s Common Stock for sixty percent (60%) of North Finn’s interest in the Project Lands in which AOG has not yet earned an interest hereunder. AOG may exercise such AOG Option by providing North Finn with written notice of such exercise and the proposed Share Exchange Date, which shall not be less than thirty (30) days from the notice date. The shares of AOG’s Common Stock delivered to North Finn under this Article 9 shall be registered under the federal and state securities laws.
ARTICLE 10
NO ENCUMBRANCES
     Any interests conveyed by North Finn under Articles 8 or 9 of this Agreement shall be conveyed free of any claims, liens or encumbrances created by, through or under North Finn.

ARTICLE 11
OPERATING AGREEMENT
     11.1 Operating Agreement. The rights and obligations of the Parties in the Project Lands shall be governed by an operating agreement (the “Operating Agreement”) mutually agreed to by the Parties. Such Operating Agreement shall be effective as of the Effective Date irrespective of the date or dates it is executed by the Parties. If North Finn and AOG enter into an operating agreement between themselves and/or with any third party covering drilling and operations on the Project Lands, or on other lands and leases which are pooled, unitized, or spaced with the Project Lands, then such other operating agreement shall supersede the Operating Agreement as to the rights and obligations of the Parties with respect to such drilling and operations. During the term of such other operating agreement, the Operating Agreement shall continue to govern the rights and obligations of the Parties as to the balance of the Project Lands. At such time, if ever, that such other operating agreement shall terminate, or any portion of the Project Lands is released therefrom, then the Operating Agreement shall again become effective as to such Project Lands, it being the intent of the Parties that there shall never be a time when any portion of the Project Lands earned by AOG hereunder is not subject to an Operating Agreement between North Finn and AOG.
     11.2 Resignation. If North Finn is the Operator under an Operating Agreement covering the Project Lands, it agrees to resign as Operator upon receipt of a written request from AOG if (i) AOG sells its interest in the Project Lands covered by such Operating Agreement and/or sells substantially all of its assets, or (ii) AOG is acquired by a third party.
ARTICLE 12
RIGHT TO PARTICIPATE
     During the period commencing on the Effective Date and terminating on January 1, 2007, if either Party identifies an opportunity to participate in an oil and gas development project not connected with the Project Lands, it shall provide the other Party with a notice thereof, together with reasonably detailed information concerning such project, and such other Party shall have the option, but not the obligation, exercisable within thirty (30) days of the date it receives such notice, to elect to participate in such project together with the notifying Party, in which case, the participating working interests shall be AOG ninety percent (90%) and North Finn ten percent (10%).
ARTICLE 13
DISPUTE RESOLUTION
     Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration conducted in Denver, Colorado by the Denver office of the American Arbitration Association (“AAA”). The Parties agree to submit any such dispute to arbitration within thirty (30) days following the date of the notice that a Party has elected to arbitrate the dispute. The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules (the “Rules”) effective at the time of the dispute. The arbitration shall be heard and decided in writing by a single arbitrator to be appointed by the

AAA. Judgment upon the award may be entered in any court having jurisdiction. This arbitration provision shall survive the termination of this Agreement.
ARTICLE 14
MISCELLANEOUS
     14.01 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case, the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
     14.02 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter referred to herein and supersedes and replaces any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to such subject matter.
     14.03 Succession. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     14.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
     14.05 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     14.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.
     14.07 Further Assurances. Each of the Parties agrees to execute, acknowledge, and deliver to the other Party such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said other Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.
     14.08 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice given by facsimile transmittal shall be deemed given upon confirmation of transmission of the facsimile, provided that any attachments referenced in the notice are also sent via facsimile at the same time. A Party giving notice by facsimile transmittal also shall send a hard copy of the notice and any attachments referenced therein promptly by regular mail unless a different type of mailing is required by this Agreement. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO NORTH FINN:	IF TO AOG:

North Finn, LLC	American Oil & Gas, Inc.
950 Stafford	1050 – 17th Street, Suite 1850
Casper, WY 82609	Denver, CO 80265
Attn: Wayne Neumiller	Attn: Andrew Calerich

Telephone: (307) 237-7854	Telephone: (303) 991-0173
Facsimile (307) 237-7628	Facsimile: (303) 595-0709
e-mail: wneumiller@wyoming.com	e-mail: andyc@americanog.com
Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, or other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     14.09 Relation of Parties. It is not the intention of the Parties to create any partnership, or association, and neither this Agreement nor the operations contemplated hereunder shall be construed or considered as creating any such legal relationship. The liabilities of the Parties shall be several, and not joint or collective, and the provisions hereof and shall not in any way change, alter, amend, or affect the substantive rights and obligations of the Parties otherwise contained in this Agreement.
     14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     14.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NORTH FINN, LLC

By:	/s/ Wayne Neumiller

Wayne Neumiller
Manager

AMERICAN OIL & GAS, INC.

By:	/s/ Andrew Calerich

Andrew Calerich
President and Chief Financial Officer